News Release

Contact: Paul S. Feeley Senior Vice President & Chief Financial Officer (617) 628-4000	For Release: Immediately

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER AND NINE MONTHS ENDED
DECEMBER 31, 2011

    SOMERVILLE, MASSACHUSETTS, February 3, 2012 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the quarter ended December 31, 2011 was $360 thousand and net income available to common shareholders for the quarter ended December 31, 2011 was $231 thousand, or $0.15 per diluted share, as compared to net income of $345 thousand and net income available to common shareholders of $191 thousand, or $0.12 per diluted share, for the comparable prior year quarter.  Net income for the nine months ended December 31, 2011 was $800 thousand and net income available to common shareholders for the nine months ended December 31, 2011 was $64 thousand, or $0.04 per diluted share, as compared to net income of $1.5 million and net income available to common shareholders of $1.0 million, or $0.64 per diluted share, for the nine months ended December 31, 2010.  Net income available to common shareholders for the nine months ended December 31, 2011 was impacted by a deemed dividend of $299 thousand required under Generally Accepted Accounting Principles as a result of the redemption of TARP preferred stock on August 25, 2011.

    The decreases in net interest and dividend income were primarily the result of the combined effect of a general decline in market interest rates on loans and a strategic decision to decrease higher-yielding commercial real estate loan balances.  As a result of this strategic change, the Company’s concentration ratio of non-owner occupied commercial real estate loans to risk-based capital has been reduced from a high of 600% at March 31, 2009 to 296% at December 31, 2011.

    The $15 thousand increase in net income for the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010 was the net result of a $156 thousand decrease in net interest and dividend income, an $86 thousand decrease in non-interest income and a $58 thousand decrease in non-interest expenses, partially offset by a $199 thousand decrease in the provision for income taxes.

    For the quarter ended December 31, 2011, net interest and dividend income totaled $4.1 million compared to $4.2 million for the quarter ended December 31, 2010.  The decrease in net interest income was the net result of a decline in interest income of $422 thousand partially offset by a $266 thousand decline in interest expense.

    The net interest rate spread and the net interest margin were 3.10% and 3.35%, respectively, for the quarter ended December 31, 2011 compared to 3.15% and 3.41%, respectively, for the quarter ended December 31, 2010.  During the quarter ended December 31, 2011, the yield on interest-earning assets decreased by 25 basis points primarily due to a 52 basis point reduction in the yield on mortgage loans, partially offset by a 20 basis point decrease in the cost of interest bearing liabilities due to aggressive liability management.  Contributing to the reduced yield on mortgage loans were a general decline in market interest rates and management’s decision to continue to decrease the origination of higher-risk, higher-yielding commercial real estate loans.

    The provision for loan losses totaled $300 thousand for both quarters ended December 31, 2011 and December 31, 2010.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at December 31, 2011.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

(continued)

    Non-interest income totaled $466 thousand for the quarter ended December 31, 2011 compared to $552 thousand during the quarter ended December 31, 2010.  The decrease of $86 thousand was primarily due to a net decrease in securities-related income of $61 thousand, as an other than temporary impairment write-down on one available for sale equity security totaled $48 thousand during the current period compared to a write-down of $9 thousand on one available for sale equity security during the quarter ended December 31, 2010.  Additionally, there were no gains on the sale of securities during the quarter ended December 31, 2011 compared to $22 thousand during the same period of 2010.  Other items contributing to the overall decrease in non-interest income were decreases in deposit service charges of $11 thousand and gains on sales of loans of $6 thousand.

    Non-interest expenses decreased by $58 thousand to $3.8 million during the quarter ended December 31, 2011 when compared to the quarter ended December 31, 2010.  Items primarily contributing to this net decrease were decreases in salaries and benefits of $34 thousand, data processing fees of $23 thousand and occupancy and equipment expenses of $15 thousand, partially offset by increases in other expenses of $13 thousand and foreclosure and collection expenses of $10 thousand.

    For the nine months ended December 31, 2011 compared to the nine months ended December 31, 2010, the Company’s $684 thousand decrease in net income was the net result of a decrease in net interest and dividend income of $1.2 million and increases in non-interest expenses of $418 thousand and provision for loan losses of $200 thousand, partially offset by a $498 thousand increase in noninterest income and a decrease in provision for income taxes of $601 thousand.

    The net interest rate spread and the net interest margin decreased from 3.30% and 3.55%, respectively, for the nine months ended December 31, 2010 to 3.15% and 3.40%, respectively, for the same period of 2011, primarily due to a 50 basis point reduction in the yield on mortgage loans, partially offset by a 28 basis point decrease in the average cost of interest bearing liabilities.

    The increase in salaries and benefits during the nine months ended December 31, 2011 compared to the comparable prior year period reflected staffing increases and increases in commissions primarily due to increases in residential loan originations.

    Total assets were $521.4 million at December 31, 2011 compared to $487.6 million at March 31, 2011, an increase of $33.8 million.  The increase in total assets reflected strategic actions taken by management to reduce risk, which included increasing the residential loan portfolio by $54.1 million and continuing to allow some decline in commercial real estate lending.  During the nine months ended December 31, 2011, the commercial real estate portfolio balance declined by $26.3 million.  At December 31, 2011, total loans amounted to $421.1 million compared to $394.2 million at March 31, 2011, an increase of $26.9 million.  The aforementioned loan growth was primarily funded by a $23.6 million net increase in deposits during the nine months ended December 31, 2011 as certificates of deposit increased by $26.1 million and core deposits decreased by $2.5 million.  Certificate of deposit growth during the period included $24.2 million obtained through a non-broker listing service.  Included in other liabilities at December 31, 2011 is $10.4 million which represents purchases of available for sale mortgage-backed securities which had December 2011 trade dates and January 2012 settlement dates.

    The net decrease of $2.3 million in stockholders’ equity from $47.1 million at March 31, 2011 to $44.8 million at December 31, 2011 was primarily due to the Company’s $2.5 million negotiated repurchase of the warrant associated with the Company’s participation in the U. S. Department of Treasury’s TARP Capital Purchase Program.  The Company repurchased the warrant from the U. S. Department of Treasury on October 19, 2011.  Other items contributing to the net decrease in stockholders’ equity during the period were a $450 thousand decrease in other comprehensive income due to an overall decrease in the market value of available for sale securities and $675 thousand of dividends paid to common and preferred shareholders, partially offset by net income of $800 thousand and stock-based compensation of $574 thousand.

(continued)

    The Company’s and the Bank’s capital ratios were as follows:

	December 31, 2011	March 31, 2011	Regulatory Threshold for Well Capitalized
Central Bancorp:
Tier 1 Leverage	9.89%	10.66%	5.0%
Tier 1 Risk-Based Ratio	15.70%	17.22%	6.0%
Total Risk-Based Ratio	16.92%	18.53%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	8.87%	9.58%	5.0%
Tier 1 Risk-Based Ratio	14.06%	15.40%	6.0%
Total Risk-Based Ratio	15.28%	16.72%	10.0%

    At December 31, 2011, non-performing assets totaled $9.8 million, or 1.88% of total assets, compared to non-performing assets of $9.7 million, or 1.99% of total assets, at March 31, 2011.  The $92 thousand net increase in non-performing assets was primarily due to the addition of three commercial real estate relationships which totaled $4.4 million, partially offset by the settlement of two commercial real estate relationships which totaled $3.5 million and the removal of one commercial real estate loan which totaled $769 thousand and was removed from the nonperforming category due to payment performance.  The ratio of delinquent loans to total loans declined from 3.02% at March 31, 2011 to 2.79% at December 31, 2011.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $320 thousand at December 31, 2011, compared to $132 thousand at March 31, 2011 due to the addition of two residential parcels.

    Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
(See accompanying tables.)

    This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

(continued)

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net interest and dividend income	$4,092	$4,248	$12,253	$13,418

Provision for loan losses	300	300	1,100	900

Net (loss) gain from sales or write-downs of investment securities	(48)	13	507	(170)

Gains on sales of loans	105	111	140	241
Other non-interest income	409	428	1,223	1,301
Non-interest expenses	3,767	3,825	11,924	11,506

Income before taxes	491	675	1,099	2,384

Provision for income taxes	131	330	299	900

Net income	$360	$345	$800	$1,484

Net income available to common shareholders	$231	$191	$64	$1,021

Earnings per common share:

Basic	$0.15	$0.13	$0.04	$0.68

Diluted	$0.15	$0.12	$0.04	$0.64

Weighted average number of shares outstanding:
Basic	1,541,300	1,505,873	1,535,924	1,500,497

Diluted	1,570,076	1,633,165	1,648,554	1,608,120

Outstanding shares, end of period	1,681,071	1,667,151	1,681,071	1,667,151

Consolidated Balance Sheet Data
(In Thousands, Except Per Share Data)

	December 31,	March 31,
	2011	2011
	(Unaudited)
Total assets	$521,350	$487,625
Short-term investments	32,494	37,190
Total investments	45,363	35,279
Total loans (1)	421,176	394,217
Allowance for loan losses	4,083	3,892
Other real estate owned	320	132
Deposits	332,709	309,077
Borrowings	117,260	117,351
Subordinated debentures	11,341	11,341
Stockholders' equity	44,799	47,121
Book value per common share	20.72	22.26
Book equity to assets	8.59%	9.66%
Non-performing assets to total assets	1.88	1.99

(1) Includes loans held for sale of $221 and $0 at December 31, 2011 and March 31, 2011, respectively.

Selected Financial Ratios

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Return on average assets	0.28%	0.26%	0.21%	0.37%
Return on average equity	3.18	2.97	2.30	4.31
Interest rate spread	3.10	3.15	3.15	3.30
Net interest margin	3.35	3.41	3.40	3.55